EXHIBIT 10.4
                           SECOND AMENDING AGREEMEN TO
                         SOFTWARE DISTRIBUTION AGREEMENT
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               SECOND AMENDMENT TO SOFTWARE DISTRIBUTION AGREEMENT

      AGREEMENT made as of the 31st day of May, 2000.

B E T W E E N:

      ORCHESTRAL CORPORATION, a private corporation incorporated pursuant to the laws of the Province of Ontario, in Canada (the "Software Owner")

                                                               OF THE FIRST PART

                                     - and -

      IVP TECHNOLOGY CORPORATION, a public corporation incorporated pursuant to the laws of the State of Nevada, in the United States of America (the "Distributor")

                                                              OF THE SECOND PART

      WHEREAS:

1. The parties have entered into a certain software distribution agreement (the "Initial Software Distribution Agreement") made as of the 30th day of March, 1999 whereby the Software Owner granted to the Distributor the exclusive right and license to copy, distribute, market and sub-license throughout the United States of America the Software listed in Schedule A to the Software Distribution Agreement upon the terms and conditions set out therein; and

2. The parties amended the Initial Software Distribution Agreement as of September 1, 1999 (the Initial Software Agreement as amended is herein referred to as the "Distribution Agreement") to (i) amend the definition of "Territory" in the Software Distribution Agreement to mean the United States of America and the European Economic Community, (ii) amend the provisions of Section 3(b) of the Software Distribution Agreement to make first and second level support the obligation of the Software Owner instead of the Distributor, and (iii) obligate the Software Owner to provide certain support an maintenance relating to the Software; and

3. The parties now desire to amend the Distribution Agreement to (i) extend the term of said agreement through May 31, 2003, subject to the satisfaction of certain conditions by the Distributor, (ii) expand the Territory to include the Country of Switzerland, (iii) provide for the payment of additional consideration by the Distributor, (iv) to provide the registration under the Securities Act of 1933 of the capital stock issued to the Software Developer, and (v) provide that the Distributor will use its best efforts to develop a minimum of twelve (12) clients prior to May 31, 2001.

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      NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements contained in the Distribution Agreement and in consideration of the further mutual covenants and agreements herein contained and the sum of $2.00 now paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged), it is hereby agreed by and between the parties hereto as follows:

1. All capitalized terms used herein shall have the same meanings as ascribed thereto in the Distribution Agreement, except as expressly stated herein to the contrary.

2. The Distribution Agreement is hereby amended as follows:

      (a) in the first sentence of subsection (a) of Section 1, titled "Grant of Rights," the words "(i) the United States of America during the period from the Effective Date to and including August 31, 1999, and
            (2) the United States of America and the European Economic Community during the period from September 1, 1999 until the termination of this Agreement (in either case, the "Territory")" shall be deleted therefrom and the following words shall be substituted therefor:

            "(1) the United States of America during the period from the Effective Date to and including August 31, 1999, and (2) the United States of America, the European Economic Community and the Country of Switzerland during the period from September 1, 1999 until the termination of this Agreement (in either case, the "Territory")";

      (b)   add the following subsection to Section 5(a):

            "(v) during the month of June, 2000, deliver one million (1,000,000) common shares in the capital stock of the Distributor to the Software Owner."

      (c)   Add the following as the last subsection to Section 3:

            "(d) Marketing and Technical Support. The Distributor shall use its best efforts to develop at the earliest practicable date, either internally or by contracting an independent third party, a technical support team and a marketing team.

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            (e)   Financing. The Distributor shall exercise its best efforts to complete a financing of a minimum of $2,000,000 at the earliest practicable a portion of the net proceeds from which would be used, inter alia, to contract the services of or to develop its own internal technical support team and to contract the services of or develop an internal marketing group dedicated to the licensing of the Software.

            (f) Registration of Shares. Distributor undertakes to use its reasonable best efforts to prepare and file with the United States Securities and Exchange Commission ("SEC"), by August 30, 2000, a registration statement ("Registration Statement") under the Securities Act of 1933 (the "Act") which includes all of the shares of capital stock issued to the Software Owner hereby (the "Shares") and, subject to its right to withdraw such filing, shall use its best efforts to effect registration of such Shares under the Act. Distributor shall use its best efforts to keep such Registration Statement continuously effective under the Act until the date which is two years after the date that such Registration Statement is declared effective by the Commission or such earlier date when all Shares covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Act, as determined by the counsel to the Distributor pursuant to a written opinion letter to such effect addressed and acceptable to the Distributor's transfer agent (the "Effectiveness Period").

                  Distributor will be entitled to postpone or interrupt the effective date of any Registration Statement filed in connection with such registration (and the use of the prospectus contained therein) if the Distributor determines, in its best judgment, after consultation with counsel, that such Registration Statement would require the premature announcement of any material financing, acquisition, corporate reorganization or other material corporate transaction or development involving the Distributor which, in the Distributor's reasonable determination, would be materially detrimental to the interests of the Distributor and its stockholders. Any such postponement or interruption will be for a minimum period reasonably required to avoid such premature disclosure. The Distributor promptly will give the Software Owner written notice of such postponement or interruption.

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                  Distributor shall use its best efforts to register or qualify the Shares covered by each Registration Statement under such state securities or blue sky laws of such jurisdictions as the Software Owner may reasonably request; provided, that the Distributor shall not be required to execute any general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified.

                  All expenses other than underwriting discounts and commissions incident to the Distributor's performance of or compliance with the undertaking made hereby, including without limitation all registration and filing fees (other than registration and filing fees in excess of $2,500 imposed by the state securities or blue sky laws of any single jurisdiction), printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Distributor and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by the Distributor (all such expenses being herein called "Registration Expenses"), will be borne by the Distributor. The Distributor will, in all events, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the expense of any liability insurance."

                  (f) Minimum Sales Requirements. Distributor agrees to use its best efforts to effect sales of the Software to a minimum of twelve (12) purchasers prior to the expiration of the twelve-month period ending June 1, 2001. Any failure of the Distributor to effect sales to such number of purchasers shall not affect any of the Distributor's rights hereunder except that the Distributor shall be required to compensate the Software Owner for unearned royalties at the rate of $3,750 per unrealized sale up to the maximum of twelve (12) or $45,000 and the Distributor shall be required to pay a penalty of one hundred thousand (100,000) common shares in the event that the objective of a minimum of twelve (12) new purchasers is not met.

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      (d) add the following language to the end of Section 5(a):

            - ; provided, however, that the Distributor's obligation to make such payments shall terminate three (3) months after the receipt by the Software Owner of written notice from the Distributor to the effect that it has either contracted for the provision of such support services by an independent third party or develops an internal technical support team."

      (e) amend subsection 5(b) by deleting said section in its entirety and replacing said subsection with the following"

                  "Price Schedule. Distributor and Software Owner agree that Schedule F attached hereto represents the applicable list price and price discount schedules for the Software in the Territory. Software Owner may amend Schedule F no more than once each year, except with the prior consent of Distributor.

      (f) in the first sentence of Section 9, titled "Term and Termination," the words "(i) "Except as otherwise provided herein, this Agreement commences on the Effective Date and shall remain in effect for a term of fourteen (14) months." shall be deleted therefrom and the following words shall be substituted therefor:

                  "Except as otherwise provided herein, this Agreement commences on the Effective Date and shall remain in effect until May 31, 2003."

      (g) amend item 3 of Schedule H by deleting the words "Five percent (5%)" and adding the following language:

                  "-    Seven and one half percent (7 1/2%)..."

3. The Software Distribution Agreement, as changed, altered, amended or supplemented by this amending agreement, shall continue in full force and effect and is hereby confirmed by the parties hereto and, for greater certainty, time shall continue to be of the essence in all respects.

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4. The Software Distribution Agreement shall henceforth be read in conjunction with this amending agreement and the Software Distribution Agreement and this amending agreement shall henceforth have effect so far as practicable as if all the provisions of the Software Distribution Agreement and of this amending agreement were contained in one instrument.

5. This amending agreement may be executed by the parties in counterparts and may be delivered by telecopier, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Notwithstanding the date of execution and delivery of such counterparts, their date of execution and delivery shall be deemed to be the date first written above.

            IN WITNESS WHEREOF the parties hereto have duly executed and delivered this amending agreement as of the date first written above.

                                          ORCHESTRAL CORPORATION

                                          By:
                                             ---------------------------------
                                             Jeremy Rasmussen, President


                                          IVP TECHNOLOGY CORPORATION

                                          By:
                                             ---------------------------------
                                             John Maxwell, President